UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012 zinco do brasil, inc.

(formerly TurkPower Corporation)

Exact name of registrant as specified in its charter)

Delaware	000-52630	26-2524571
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

100 Park Avenue, Suite 1600

New York, New York 10017

(Address of principal executive offices, including zip code)

(212) 984-0628

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers.

On December 20, 2012 James Davidson resigned as the Registrant’s Chief Executive Officer and Chairman of the Board of Directors, effective immediately. Ryan E. Hart, the Registrant’s President was appointed to fill such capacities. The Registrant did not enter into agreements with Mr. Hart relative to compensation earned in respect of the appointment. There is no plan, contract or arrangement (written or unwritten) to which Mr. Hart participates to which his appointment triggers an award or grant. During the Registrant’s last fiscal year, there have been no transactions nor are there any proposed transactions between the Registrant and Mr. Hart that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Ryan Hart, President, Chief Executive Officer, Chairman of the Board of Directors

Mr. Hart, a dual citizen of Switzerland and the USA, holds a Bachelor Degree in Business Administration and is fluent in German and English. After working several years at Credit Suisse and UBS in the fields of Equity Trading and Portfolio Management, Mr. Hart worked as an alternative investment advisor – with a strong focus on hedge funds and venture capital – to independent asset managers and high net worth individuals. Mr. Hart and his clients have been early investors in numerous public and private businesses, offering start-up and small companies the financial resources and network to execute their business plans and create sustainable share holder value. Past and current portfolio holdings include investments in the information technology, oil and gas, precious metals mining and energy/resource recovery, tobacco as well as timber sectors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zinco Do Brasil, Inc.

Date: December 20, 2012	By:	/s/ Ryan E. Hart
Name: Ryan E. Hart
Title: President